Exhibit. 10.2

Solae Contribution Agreement

CONTRIBUTION AGREEMENT

SOLAE HOLDINGS LLC

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of the Effective Time by and between Central Soya Company, Inc., an Indiana corporation (“Contributing Member”), and Solae Holdings LLC, a Delaware limited liability company (the “Company”).  This Agreement, the Amended and Restated Limited Liability Company Agreement of the Company of an even date herewith by and among E.I. du Pont de Nemours and Company (“DuPont”), Contributing Member and the Company (the “LLC Agreement”) and the Indemnity Agreement of an even date herewith by and between DuPont and the Company are entered into and shall be effective simultaneously with each other as of the date hereof.  Capitalized terms not defined where they appear in the text of this Agreement are defined in Article I hereof.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the LLC Agreement.

RECITALS

WHEREAS, immediately prior to the DuPont PTI Conversion, DuPont was the owner of 100% of the capital stock of DuPont PTI;

WHEREAS, DuPont PTI was converted into the Company upon the execution and filing in the Office of the Secretary of State of the State of Delaware of the DuPont PTI Certificate of Conversion on March 28, 2003;

WHEREAS, PTI was converted into Solae, LLC on March 28, 2003;

WHEREAS, DuPont, acting as the sole Member of the Company, executed and filed in the Office of the Secretary of State for the State of Delaware the Company Certificate on March 28, 2003;

WHEREAS, immediately prior to Contributing Member’s admission as a  Member of the Company, DuPont owned 100% of the Membership Interests of the Company;

WHEREAS, after the DuPont PTI Conversion but prior to Contributing Member’s admission as a Member of the Company, the Company caused Solae, LLC to distribute to the Company all of Solae LLC’s membership interests held by Solae, LLC in 8th Continent, L.L.C., a Delaware limited liability company (“8th Continent”), and thereafter the Company distributed to DuPont all of the membership interests held by the Company in 8th Continent;

WHEREAS, upon entering into the LLC Agreement and making its Capital Contribution pursuant to this Agreement, Contributing Member shall be admitted as a Member of the Company at the Effective Time;

WHEREAS, under this Agreement, Contributing Member is contributing the Contributed Property to the Company in exchange for its initial Membership Interest in the Company;

WHEREAS, Contributing Member wishes to contribute to the Company the Contributed Property in exchange for 28.06% of the total Membership Interests of the Company;

WHEREAS, immediately following Contributing Member’s contribution of the Contributed Property as provided in this Agreement, DuPont’s and Contributing Member’s Percentage Interests of the Company shall be equal to 71.94% and 28.06%, respectively;

WHEREAS, under the Indemnity Agreement, DuPont is making certain representations and warranties and agreeing to certain obligations to the Company;

WHEREAS, as an inducement to DuPont entering into the LLC Agreement and the Indemnity Agreement, Contributing Member desires to make certain representations and warranties and agree to certain obligations to the Company as set forth herein; and

WHEREAS, the contribution of the Contributed Property by Contributing Member is subject to the terms and conditions of this Agreement, the LLC Agreement and the Conveyance Documents.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, Contributing Member and the Company agree as follows:

ARTICLE I

DEFINITIONS AND OTHER TERMS

Section. 1.01                           Definitions.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” means the Delaware Limited Liability Company Act, 6 Del C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Actions” is defined in Section 3.01(e).

“Adjustment Amount” is defined in Section 2.03(a).

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person (ii) any officer, director, general partner, member or trustee of such Person or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence; provided, however, that for purposes of this Agreement, none of Bunge, Contributing Member or their transferees shall be deemed to be an Affiliate of DuPont. For purposes of this definition, the terms “control”, “controlling”, “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, standards, permits, certificates, orders, interpretations and licenses of any Governmental Authority and judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other judicial or quasi-judicial tribunal of competent jurisdiction (including, but not limited to, those pertaining to health, safety of the environment or otherwise).

“Assumed Liabilities” means (a) all debts, liabilities and obligations arising out of the operations of the Company or any of the Entities, but only to the extent that any such debt, liability or obligation is for, relates to and arises during time periods after the Effective Time and (b) all debts, liabilities and obligations of Contributing Member (relating to the Contributed Property) or the Entities existing immediately prior to the Effective Time and listed as Assumed Liabilities on Schedule 1.01(a).

“Audit Statement” is defined in Section 2.03(a).

“Bellevue Distribution Center Leases” is defined in Section 2.01(c).

“Breach” means (a) any breach of any representation or warranty made by Contributing Member contained in this Agreement, the LLC Agreement or any Conveyance Document or in any other document delivered by Contributing Member pursuant to this Agreement, the LLC Agreement or the Conveyance Documents or (b) the breach or non-fulfillment of any covenant or agreement to be performed by Contributing Member contained in this Agreement, the LLC Agreement or the Conveyance Documents; provided, however, that a Breach shall not be deemed to have occurred at anytime after the three (3) year anniversary of the Effective Time; and provided further that with respect to Tax matters a Breach shall not be deemed to have occurred at anytime after the expiration of the applicable statutory period.

“Bunge” means Bunge Limited, a Bermuda corporation and the indirect owner of a least ninety-seven percent (97%) of all of the issued and outstanding capital stock of Contributing Member.

“CS Denmark” means Central Soya European Proteins, A/S, a Danish corporation and a Wholly Owned Affiliate of Central Soya.

“CS Dominican” means Distribuidores Del Sol, SA, a Dominican Republic corporation and a Wholly Owned Affiliate of Central Soya.

“CS France” means Central Soya European Proteins France S.A., a French Corporation and a Wholly Owned Affiliate of Central Soya.

“CS Germany” means CSY Agri-Processing (Deutschland) GmbH, a German corporation and a Wholly Owned Affiliate of Central Soya.

“CS Italy” means Central Soya European Lecithins Italia Srl, an Italian corporation and a Wholly Owned Affiliate of Lecithins Germany.

“CS Protomed” means Protomed, Inc., a Delaware corporation in which Contributing Member owns 50,000 Series B Convertible Preferred Shares.

“Cash Contribution” is defined in Section 3.03.

“Claim Notice” is defined in Section 4.03.

“Claims” means all rights, claims, credits, causes of action or rights of setoff.

“Company” is defined in the preamble.

“Company Certificate” means the certificate of formation of the Company filed on March 28, 2003 with the Secretary of State of the State of Delaware pursuant to the Act.

“Company Indemnitee” means the Company, any of its Affiliates (other than Contributing Member and its Affiliates, but including the Entities after the Effective Time), and any Member of the Company (other than Contributing Member and its transferees) and any of their directors, officers, employees, agents, successors and assigns.

“Contributed Assets” is defined in Section 2.01.

“Contributed Property” is defined in Section 2.02.

“Contributed Stock” is defined in Section 2.02.

“Contributing Member” is defined in the preamble.

“Contributing Member Indemnitee” means Contributing Member, any of its Affiliates (other than the Company Indemnitees), and any of their directors, officers, employees, agents, successors and assigns.

“Contribution Date” means the date hereof.

“Conveyance Documents” means all of the documents set forth in Schedule 1.01(b).

“Damages” means any and all liabilities, obligations, losses, direct damages, penalties, fines, assessments (whether criminal or civil), Claims, injuries, suits, judgments, costs, expenses (including without limitation, reasonable legal fees and expenses and costs of litigation), disbursements or demands whatsoever, howsoever arising.

“DuPont” is defined in the preamble.

“DuPont PTI” means DuPont Protein Technologies International, Inc., a Delaware corporation (the name of the Company and type of entity that the Company was prior to the DuPont PTI Conversion) and a Wholly Owned Affiliate of DuPont.

“DuPont PTI Certificate of Conversion” means the certificate of conversion of DuPont PTI filed on March 28, 2003 with the Secretary of State of the State of Delaware in accordance with 6 Del. C. § 18-214 and 8 Del. C. § 266.

“DuPont PTI Conversion” means the conversion of DuPont PTI into the Company on March 28, 2003 pursuant to Section 266 of the Delaware General Corporation Law and Section 18-214 of the Act.

“Effective Time” means 12:01 A.M. EST on April 1, 2003.

“8th Continent” is defined in the recitals.

“Entities” means CS Denmark, CS France, SOGIP, CS Germany, CS Dominican, Stern, Lecithins Germany, Lecithins France, CS Italy and CS Protomed.

“Entity Assets” means the assets currently owned by the Entities, including but not limited to, those set forth in Schedule 1.01(c).

“Excluded Liabilities” means (a) all debts, liabilities and obligations listed as Excluded Liabilities on Schedule 1.01(a) and (b) all debts, liabilities and obligations of Contributing Member, the Company and/or the Entities other than the Assumed Liabilities.

“Foreign Tax Assessment” is defined in Section 4.04(b).

“Foreign Tax Refund” is defined in Section 4.04(d).

“Former Member Adjustment Amount” is defined in Section 2.03(b).

“Former Member Breach” is defined in Section 3.04.

“Former Member Liability” means any Former Member Excluded Liability, Former Member Breach, Former Member Adjustment Amount, Former Member US Tax Assessment, Former Member Foreign Tax Assessment or Former Member Transfer Tax Assessment.

“Former Member Excluded Liability” is defined in Section 2.04.

“Former Member Foreign Tax Assessment” is defined in Section 4.04(b).

“Former Member Transfer Tax Assessment” is defined in Section 4.05.

“Former Member US Tax Assessment” is defined in Section 4.04(a).

“Gibson City Distribution Center Lease” is defined in Section 2.01(b).

“Governmental Authority” means any federal, state, county, municipal, foreign, international, regional or other governmental authority, agency, board, bureau, body or instrumentality.

“Indebtedness” is defined in Section 3.03.

“Indemnified Party” is defined in Section 4.03.

“Intellectual Property” means patents, trade marks, service marks, logos, trade names, internet domain names, rights in designs, copyrights (including rights in computer software), database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world owned by Contributing Member (or its Affiliates) that are necessary to own, operate or use the Contributed Assets or Entity Assets as currently owned, operated and used; provided, however, that Intellectual Property shall not include the name, logo, trade name and internet domain name of Contributing Member and any intellectual property containing the name “Central Soya”; provided further that the Company and the Entities shall have the right to use the name “Central Soya” on a royalty-free basis for a period of three (3) months following the Effective Time, or such longer period as Contributing Member and the Company shall agree upon in writing for purposes of selling existing inventory and transferring and transitioning the Contributed Property.

“Lecithins France” means Central Soya European Lecithin France SARL, a French corporation and a Wholly Owned Affiliate of Lecithins Germany.

“Lecithins Germany” means Central Soya European Lecithins GmbH & CO KG, a German limited partnership and a ninety-six percent (96%) owned Affiliate of CS Germany and a four percent (4%) owned affiliate of Stern.

“Lien” means any mortgage, lien, pledge, claim, charge, security interest, title defect or encumbrance of any kind with respect to any asset, including any conditional sale or other title retention agreement, any lease in the nature thereof, or the filing of or agreement to give any financing statement, other than any Permitted Lien.

“LLC Agreement” is defined in the preamble.

“Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, has a material adverse effect on the Contributed Assets, the Entity Assets, the Contributed Stock or any of the Entities, or on Contributing Member’s ability to consummate the transactions contemplated by this Agreement, except (a) any events, changes, circumstances or effects related to general economic, regulatory or political conditions or from terrorist acts, declared or undeclared war or other hostilities or (b) events, changes, circumstances or effects that affect the general industry in which Contributing Member or the Entities operate or the Contributed Property or the Entity Assets are used.

“Ordinary Course” is defined in Section 2.03(a).

“Permits” means all licenses, permits, registrations, authorizations or approvals from any Governmental Authority or public or self-regulatory body.

“Permitted Lien” means any of the following: (a) Liens for Taxes accrued but not yet due or for Taxes the validity of which is being contested in good faith by appropriate proceedings and for which adequate provision has been made, (b) any Lien that, either individually or in the aggregate, would not have a Material Adverse Effect on the asset which is subject to the Lien and (c) statutory carriers’, warehousemen’s workmen’s or mechanics’ Liens or other like Liens with respect to any asset incurred in the Ordinary Course that are not yet delinquent or are being contested in good faith.

“Person” means an individual, partnership (general or limited), limited liability company, corporation, statutory trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pre-Effective Time Tax Period” means any Tax period ending before the Effective Time, or, in the case of any Tax period that includes, but does not end on, the Effective Time, the portion of such period prior to the Effective Time.

“PTI” means Protein Technologies International, Inc., a Delaware corporation (the name of Solae, LLC and type of entity that Solae, LLC was prior to its conversion) and a Wholly Owned Affiliate of DuPont PTI.

“SOGIP” means SOGIP, SA, a French corporation and a seventy-five percent (75%) owned Affiliate of Central Soya.

“Solae, LLC” means Solae, LLC, the Delaware limited liability company resulting from the conversion of PTI, and a Wholly Owned Affiliate of the Company.

“Stern” means Stern Lecithin Verwaltungs, a German corporation and a Wholly Owned Affiliate of CS Germany.

“Taxes” means all taxes of any kind, including without limitation, those on, or measured by or referred to as net income, alternative or other minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profits tax, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, in respect of such Taxes.

“Transfer Taxes” is defined in Section 4.05.

“Transfer Tax Assessment” is defined in Section 4.05.

“US Tax Assessment” is defined in Section 4.04(a).

“US Tax Refund” is defined in Section 4.04(c).

“Warranties” is defined in Section 2.01(h).

Section 1.02                              Certain References.

Unless otherwise indicated, references in this Agreement to articles, sections, paragraphs, clauses, recitals and schedules are to the same contained in or attached to this Agreement.

ARTICLE II

CONTRIBUTION OF THE CONTRIBUTED PROPERTY

BY CONTRIBUTING MEMBER AND TREATMENT OF LIABILITIES

Section 2.01                                Contribution of the Contributed Assets.

Subject to the terms and conditions of this Agreement and the LLC Agreement, at the Effective Time, in accordance with the LLC Agreement, Contributing Member hereby grants, conveys, assigns, transfers and delivers to the Company, as a Capital Contribution, free and clear of all Liens (other than Permitted Liens), all of Contributing Member’s right, title and interest in, to and under the following assets (the “Contributed Assets”):

(a)                                  all of the assets described on Schedule 2.01(a) hereto;

(b)                                 that certain lease agreement dated April 6, 1992, between Contributing Member (as lessee) and Universal Financial Services, L.P. (as lessor) relating to the Gibson City Distribution Center (the “Gibson City Distribution Center Lease”)’

(c)                                  those certain lease agreements dated December 1, 1999, and May 1, 2000, between Contributing Member (as lessee) and Universal Financial Services, L.P. (as lessor) relating to the Bellevue Distribution Center (the “Bellevue Distribution Center Leases”);

(d)                                 accounts receivable of Contributing Member (and its Affiliates) relating to the Contributed Assets;

(e)                                  to the extent legally transferable, all Claims of Contributing Member (and its Affiliates) against third parties relating to the Contributed Assets or the Contributed Stock, including without limitation, unliquidated rights under manufacturers’ and vendors’ warranties but excluding all amounts representing reimbursements for items paid by Contributing Member;

(f)                                    to the extent legally transferable, any Permits relating to the use or operation of the Contributed Assets;

(g)                                 originals or copies of all books of account, records, files and papers, whether in hard copy or computer format, used exclusively or held for use exclusively in connection with or exclusively relating to the Contributed Assets or the Contributed Stock, including without limitation, engineering information, manuals and data, and in respect of information relating to Taxes, only such information that is necessary for the preparation or defense of any tax returns to be filed by the Company after the Contribution Date;

(h)                                 to the extent legally transferable, all rights of Contributing Member (and its Affiliates) under or pursuant to warranties, representations and guarantees made by suppliers or manufacturers in connection with the Contributed Assets, the servicing of the Contributed Assets provided to Contributing Member (or its Affiliates) or products, materials, equipment or components relating to the Contributed Assets (collectively, the “Warranties”), but excluding any rights to receive amounts under the Warranties representing reimbursements for items paid by Contributing Member;

(i)                                     to the extent legally transferable, all  rights of Contributing Member (and its Affiliate) under or pursuant to contracts or other agreements (whether oral or written) relating to the Contributed Assets, but excluding any rights to receive amounts under such contracts or other agreements representing reimbursements for items paid by Contributing Member; and

(j)                                     to the extent cash has not been retained as provided in Section 3.03, cash in an amount equal to the Indebtedness at the Effective Time.

Section 2.02                                Contribution of the Contributed Stock

Subject to the terms and conditions of this Agreement and the LLC Agreement, on the Effective Time, in accordance with the LLC Agreement, Contributing Member hereby grants, conveys, assigns, transfers and delivers to the Company, as a Capital Contribution, free and clear of all Liens (other than Permitted Liens), all of Contributing Member’s right, title and interest in, to and under the following: (the “Contributed Stock”, and together with the Contributed Assets, the “Contributed Property”):

(a)                                  all of the issued and outstanding shares of capital stock of CS Denmark;

(b)                                 all of the issued and outstanding shares of capital stock of CS France;

(c)                                  187,500 shares of SOGIP, constituting seventy-five percent (75%) of all of the issued and outstanding shares of capital stock of SOGIP;

(d)                                 all of the issued and outstanding shares of capital stock of CS Germany;

(e)                                  all of the issued and outstanding shares of capital stock of CS Dominican, (except for a total of six (6) shares; certificates for which have been endorsed in blank); and

(f)                                    50,000 Series B Convertible Preferred Shares of CS Protomed.

Section 2.03                                Treatment of Assumed Liabilities.

(a)                                  The Company and the Entities shall be responsible and liable for their respective Assumed Liabilities.  Within the ninety (90) day period following the Contribution Date, Contributing Member and DuPont (jointly or individually) shall be permitted to conduct an audit of Contributing Member’s and each of the Entities’ books, records, financial statements and other accounting information directly relating to (i) the Assumed Liabilities listed on Schedule 1.01(a)

and (ii) Contributing Member’s or the Entities’ inventory, receivables or other liabilities to determine if, on and prior to the Effective Time, (A) such books, records, financial statements and other accounting information were maintained, and such Assumed Liabilities, inventory, receivables and other liabilities were incurred, paid, acquired, maintained and/or collected, by Contributing Member or the Entities, as the case may be, in the ordinary course of business, consistent with their respective past practices (the “Ordinary Course”) and (B) the balances in Contributing Members’ and each of the Entities’ Assumed Liabilities, inventory, receivables and other liabilities accounts are consistent with balances maintained in the Ordinary Course (subject only to adjustment for seasonality and material changes in economic and business conditions).  Within thirty (30) days following such audit, DuPont and/or Contributing Member may deliver to the Members a statement (an “Audit Statement”) setting forth in reasonable detail each case in which DuPont and/or Contributing Member believes in good faith that Contributing Member or any of the Entities (1) failed to maintain such books, records, financial statements or other accounting information in the Ordinary Course, (2) failed to incur, pay, acquire, maintain and/or collect such Assumed Liabilities, inventory, receivables or other liabilities in the Ordinary Course or (3) failed to maintain balances in such Assumed Liabilities, inventory, receivables or other liabilities accounts at levels consistent with the Ordinary Course (adjusted for seasonality and material changes in economic and business conditions) and each adverse monetary effect such failure had on such Assumed Liabilities, receivables, inventories or other liabilities (each, an “Adjustment Amount”).  Within thirty (30) days following a Member’s receipt of an Audit Statement, the Member shall notify the Company and the other Members of any dispute it may have with respect to each Adjustment Amount reflected in such Audit Statement and such disputes shall be submitted to the Board of Managers for resolution.  If the Board of Managers is unable to unanimously agree upon a resolution to all or any of such disputes within fifteen (15) days following their submission, the remaining disputes shall be submitted for resolution to a nationally recognized independent accounting firm that is not the primary auditor of any of the Members and that is unanimously chosen by the Board of Managers, whose resolution shall be final and binding on the parties.  If the Board of Managers is unable to unanimously agree upon such an accounting firm, DuPont and Contributing Member shall each select such an accounting firm and such accounting firms shall select a third nationally recognized independent accounting firm, that is not the primary auditor of any of the Members, to resolve the disputes.

(b)                                 If the Company, Solae, LLC or any other Person directly or indirectly owned by the Company incurs or suffers any actual Damages arising out of or relating to any Adjustment Amount as finally determined pursuant to Section 2.03(a) above, there shall be a special allocation to the Capital Account of Contributing Member pursuant to Section 3.3(r) of the LLC Agreement and Contributing Member shall make an Additional Capital Contribution pursuant to Section 3.3(v) of the LLC Agreement.  Notwithstanding the foregoing, if the Company, Solae, LLC or any other Person directly or indirectly owned by the Company incurs or suffers any Damages arising out of or relating to any Adjustment Amount at a time at which Contributing Member is not a Member of the Company (a “Former Member Adjustment Amount”), Contributing Member shall indemnify and hold harmless the Company, Solae, LLC and any other Person directly or indirectly owned by the Company from such actual Damages pursuant to Section 4.01(b) hereof.

Section 2.04                                Treatment of Excluded Liabilities.

If the Company, Solae, LLC or any other Person directly or indirectly owned by the Company incurs or suffers any Damages arising out of or relating to any Excluded Liability, there shall be a special allocation to the Capital Account of Contributing Member pursuant to Section 3.3(i) of the LLC Agreement and Contributing Member shall make an Additional Capital Contribution pursuant to Section 3.3(v) of the LLC Agreement.  Notwithstanding the foregoing, if the Company, Solae, LLC or any other Person directly or indirectly owned by the Company incurs or suffers any Damages arising out of or relating to any Excluded Liability at a time at which Contributing Member is not a Member of the Company (a “Former Member Excluded Liability”), Contributing Member shall indemnify and hold harmless the Company, Solae, LLC and any other Person directly or indirectly owned by the Company from such actual Damages pursuant to Section 4.01(b) hereof.

Section 2.05                                Conveyance Documents.

To further effect the contribution of the Contributed Property as contemplated by this Article II, Contributing Member shall execute and deliver, or cause to be executed and delivered, all of the Conveyance Documents and all such additional documents or instruments of assignment, transfer or conveyance, in each case dated as of the Contribution Date, as may be necessary or appropriate to transfer to the Company all right, title and interest in and to the Contributed Property.

Section 2.06                                Effect of Contributions.

In exchange for its initial Capital Contribution of the Contributed Property (a) Contributing Member shall receive 28.06% of the total Membership Interests of the Company and (b) the Capital Account of Contributing Member shall be credited as set forth in the LLC Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 3.01                                Contributing Member Representations and Warranties.

Contributing Member represents and warrants to the Company that as of the Effective Time:

(a)                                  Organization.  (i) Contributing Member is a corporation, duly organized and validly existing under the laws of Indiana, (ii) CS Denmark is a corporation, duly organized and validly existing under the laws of Denmark; (iii) CS France is a corporation, duly organized and validly existing under the laws of France, (iv) SOGIP is a corporation, duly organized and validly existing under the laws of France, (v) CS Germany is a corporation, duly organized and validly existing under the laws of Germany, (vi) CS Dominican is a corporation, duly organized and validly existing under the laws of the Dominican Republic, Stern is a corporation, duly organized and validly existing under the laws of Germany, (vii) Lecithins Germany is a corporation, duly organized and validly existing under the laws of Germany, (viii) Lecithins France is a corporation, duly organized and validly existing under the laws of France, (ix) CS Italy is a corporation, duly organized and validly existing under the laws of Italy and (x) CS Protomed is a corporation, duly organized and validly existing under the laws of Delaware.  Each of Contributing Member and the Entities has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

(b)                                 Qualification.  (i) Contributing Member is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which the property owned or leased by it or the activities conducted by it require it to be so qualified (except where the failure to so qualify would not have a material adverse effect on the ability of Contributing Member to perform its obligations under this Agreement, the LLC Agreement or the Conveyance Documents), and (ii) each of the Entities is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which the property owned or leased by it or the activities conducted by it require it to be so qualified (except where the failure to so qualify would not have a Material Adverse Effect).

(c)                                  Authority.  (i) Contributing Member has the power and authority to execute and deliver this Agreement, the LLC Agreement and the Conveyance Documents and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (ii) the execution and delivery by Contributing Member of this Agreement, the LLC Agreement and the Conveyance Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by its governing body, (iii) no other action on the part of Contributing Member or any other Person, whether pursuant to its constituent documents or by law or otherwise, is necessary to authorize Contributing Member to enter into this Agreement, the LLC Agreement or the Conveyance Documents, or to consummate the transactions contemplated hereby or thereby, (iv) each of this Agreement, the LLC Agreement and the Conveyance Documents has been duly executed and delivered by Contributing Member and (v) each of this Agreement, the LLC Agreement and the Conveyance Documents is the legal, valid and binding obligation of Contributing Member, enforceable against Contributing Member, in accordance with its terms.

(d)                                 No Violation.  Except as set forth on Schedule 3.01(d), neither the execution nor delivery by Contributing Member of this Agreement, the LLC Agreement or the Conveyance Documents, nor the consummation of the transactions contemplated hereby or thereby: (i) requires any filing or registration with, notification to, permission of or any action or order by any Governmental Authority with respect to Contributing Member, the Entities or the Company, (ii) (A) violates or will violate any order, writ, injunction, judgment, decree or award or (B) violates or will violate or conflict with any Applicable Law to which Contributing Member or the Entities or any of their properties or assets or their businesses are subject as of the Effective Time, (iii) violates or will violate, or conflicts with or will conflict with any provision of, or constitutes a default under the constituent documents of Contributing Member or the Entities, (iv) conflicts with, violates, breaches or constitutes a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, requires any consent under, or gives rise to a right to terminate, amend, accelerate, suspend, revoke or cancel any, mortgage, contract, agreement, deed of trust, license, lease or other instrument, arrangement, commitment, obligation, understanding or restriction of any kind to which Contributing Member or the Entities is a party or by which their assets or properties may be subject or bound, or (v) results in the creation or imposition of any Lien in favor of any third party with respect to the Contributed Assets, the Entity Assets or the Contributed Stock, and in the case of clause (iv) above, which conflict, violation, breach, default, liability or obligation, individually or in the aggregate, has or would reasonably be likely to have (A) a Material

Adverse Effect or (B) a material adverse effect on (1) the ability of Contributing Member or, following the Effective Time, the Company to perform its obligations under this Agreement, the LLC Agreement or any Conveyance Document or to own and operate the Contributed Assets or the Contributed Stock in the manner in which the Contributed Assets and the Contributed Stock are currently owned and operated by Contributing Member or (2) the ability of any of the Entities to own and operate the Entity Assets in the manner in which the Entity Assets are currently owned and operated by the Entities.

(e)                                  Litigation.  Except as set forth on Schedule 3.01(e), there are no actions, suits, claims or proceedings (“Actions”) pending or, to the knowledge of Contributing Member, the Entities or Bunge, threatened, that relate to the Contributed Assets, the Entity Assets or the Contributed Stock or any of their other assets or properties which individually or in the aggregate (i) have, or could reasonably be likely to have, a material adverse effect on the ability of the Company, following the Effective Time, to own and use the Contributed Assets or the Contributed Stock in the manner in which the Contributed Assets and the Contributed Stock are currently owned and used or on the ability of any of the Entities to own and use the Entity Assets in the manner in which the Entity Assets are currently owned and used or (ii) could reasonably be expected to affect the legality, validity or enforceability of this Agreement, the LLC Agreement or the Conveyance Documents or the consummation of the transactions contemplated hereby or thereby.  There are no Actions pending or, to the knowledge of Contributing Member or Bunge, threatened, that question or challenge the validity of this Agreement, the LLC Agreement or the Conveyance Documents or any action taken or to be taken by Contributing Member pursuant to this Agreement, the LLC Agreement or the Conveyance Documents or in connection with the transactions contemplated hereby or thereby.

(f)                                    Title.

(i)                                     Contributing Member owns and has good and marketable title to all of the Contributed Assets (including, but not limited to, those set forth in Schedule 2.01(a)), in each case free and clear of all Liens (other than Permitted Liens);

(ii)                                  Contributing Member owns, in each case free and clear of all Liens (other than Permitted Liens), (A) one hundred percent (100%) of all of the issued and outstanding shares of capital stock of: CS Denmark, CS France, CS Germany and CS Dominican (other than six (6) shares in CS Dominican; certificates for which have been endorsed in blank), (B) 187,500 shares of SOGIP (constituting seventy-five percent (75%) of all of the issued and outstanding shares of capital stock of SOGIP) and (C) 50,000 Series B Convertible Preferred Shares of CS Protomed.  CS Germany owns, in each case free and clear of all Liens (other than Permitted Liens), (A) one hundred percent (100%) of all of the issued and outstanding shares of capital stock of Stern and (B) ninety-six percent (96%) of all of the partnership interest of Lecithins Germany.  Stern owns four percent (4%) of all of the partnership interest of Lecithins Germany, free and clear of all Liens (other than Permitted Liens).  Lecithins Germany owns, in each case free and clear of all Liens (other than Permitted Liens), one hundred percent (100%) of all of the issued and outstanding shares of capital stock of Lecithins France and CS Italy;

(iii)                             Each of the Entities owns and has good and marketable title to their respective Entity Assets, in each case free and clear of all Liens (other than Permitted Liens);

(iv)                              Immediately following the consummation of the transactions contemplated by this Agreement, the LLC Agreement and the Conveyance Documents, the Company will own the Contributed Property free and clear of all Liens (other than Permitted Liens); and

(v)                               Immediately following the consummation of the transactions contemplated by this Agreement, the LLC Agreement and the Conveyance Documents, each of the Entities will own all of their respective Entity Assets free and clear of all Liens (other than Permitted Liens).

(g)                                 Taxes.  Each of Contributing Member and the Entities have duly filed all returns or reports with respect to any U.S. federal, state, local and foreign Taxes required to be filed by it, which returns or reports were true, correct and complete in all material respects.  Each of Contributing Member and the Entities have paid all Taxes reflected in such returns and reports and all other Taxes due from it to any Governmental Authority (except for those Taxes properly contested and accrued for).  Except as disclosed in Schedule 3.01(g), there are no Liens for Taxes on any of the Contributed Assets or the Contributed Stock.  All Taxes of each of Contributing Member and the Entities have been paid by it on or before the due date therefor (except for those Taxes properly contested and accrued for).

(h)                                 Brokers.  Neither Bunge nor Contributing Member has incurred or will incur any broker’s, finder’s, investment banking or similar fee in connection with the transactions completed by this Agreement, the LLC Agreement or the Conveyance Documents, and neither Bunge nor Contributing Member has made any statement or representation that could form the basis for any claim for any such fee.

(i)                                     Permits.  Contributing Member or its Affiliates have all Permits that are required for the ownership, use and operation of the Contributed Assets and the Entity Assets (including, without limitation, environmental Permits), except for Permits the absence of which do not have a Material Adverse Effect.  Neither Contributing Member nor the Entities are in default in respect of any Permits, except for defaults that, individually or in the aggregate, do not and will not have a Material Adverse Effect.  There are no pending, and none of Contributing Member, the Entities or Bunge has any knowledge of any threatened, proceedings that could result in the termination or impairment of any Permits with respect to the Contributed Assets or the Entity Assets.

(j)                                     Intellectual Property.

(i)                                     All material registrations and filings, including maintenance and renewal fees, necessary to preserve the rights of Contributing Member (and its Affiliates) in respect of the Intellectual Property that consist of patents, patent applications, continuations, continuations in part, divisions, reissues, extensions, substitutions and supplemental protection certificates thereof and registered trademarks and trade names, and recipes have been made and are in good standing;

(ii)                                  No Claims have been made and no proceedings have been instituted or are pending that challenge any material rights with respect to the ownership, use, validity or enforceability of the Intellectual Property.  Neither Contributing Member nor its Affiliates are subject to any outstanding injunction, judgment, order, decree, ruling or settlement involving the Intellectual Property;

(iii)                               The Intellectual Property constitutes all of the intellectual property that is reasonably necessary to own, operate and use the Contributed Assets and the Entity Assets as currently owned, operated and used and constitutes all of the material intellectual property used to own, operate and use the Contributed Assets and the Entity Assets as currently owned, operated and used;

(iv)                              Except as set forth in Schedule 3.01(j), Contributing Member owns all right, title and interest in, or has the right to use, that part of the Intellectual Property relating to the Contributed Assets, the ownership of which is to be conveyed to the Company under this Agreement free of all Liens, and currently has the right to use all of such Intellectual Property;

(v)                                 Except as set forth in Schedule 3.01(j), the Entities own all right, title and interest in, or have the right to use, their respective part of the Intellectual Property relating to the Entity Assets;

(vi)                              To each of Contributing Member’s, the Entities’ and Bunge’s knowledge, neither Contributing Member nor its Affiliates nor end users of products have infringed upon or misappropriated any intellectual property rights of any third party in the ownership, operation or use of the Contributed Assets or the Entity Assets;

(vii)                           Neither Contributing Member nor its Affiliates have threatened or instituted a Claim against any Person alleging that such Person infringes the Intellectual Property;

(viii)                        Except as set forth in Schedule 3.01(j), neither Contributing Member nor its Affiliates have granted to any Person any options, licenses or agreements relating to the Intellectual Property; and

(ix)                              Neither Contributing Member nor its Affiliates have agreed to indemnify any Person against any charge of infringement arising out of the ownership, operation or use of the Contributed Assets or the Entity Assets.

(k)                                  Contributed Assets and Entity Assets.

(i)                                   The Contributed Assets and the Entity Assets constitute all of the assets necessary for Bunge and its Affiliates to operate that portion of their business being contributed to the Company as such portion is currently operated by Contributing Member and its Affiliates.

(ii)                                  The Gibson City Distribution Center Lease and the Bellevue Distribution Center Leases are in full force effect and are fully assignable to the Company and constitute the legal, valid and binding obligations of the parties thereto and there are no material breaches of any such agreements by any of the parties thereto.

(iii)                               After the consummation of the transactions contemplated by this Agreement and the Conveyance Documents, the Company shall have the right to own, operate and use the Contributed Assets to the same extent they are currently owned, operated and used.

(iv)                              After the consummation of the transactions contemplated by this Agreement and the Conveyance Documents, each of the Entities shall have the right to own, operate and use their respective Entity Assets to the same extent they are currently owned, operated and used.

(v)                                 No Action has been made or asserted or is pending and, to the knowledge of Contributing Member and Bunge, no Action has been threatened, either (A) based upon or challenging or seeking to deny or restrict the ownership, operation or use of any of the Contributed Assets or the Entity Assets or (B) alleging that any services provided, or products manufactured or sold, or intangible property being licensed or used, with respect to the Contributed Assets or the Entity Assets, are being manufactured, sold, provided, licensed or used in violation of any intellectual property rights.

(l)                                     Compliance with Applicable Law; Adverse Restrictions.  The operations relating to the Contributed Assets and the operations related to the Entity Assets are being conducted in material compliance with (i) all applicable Permits and orders, writs, injunctions, judgments, decrees or awards of all courts and (ii) all Applicable Laws.  The Contributed Property and the Entity Assets are currently owned, operated and used in compliance in all material respects with all Applicable Laws.  Neither Contributing Member nor its Affiliates have received, during the two (2) years prior to the date of this Agreement, any written notice from a Governmental Authority that alleges that Contributing Member or its Affiliates are in violation of any Applicable Law, except for any such violations that, individually or in the aggregate, would not have a Material Adverse Effect.

(m)                               Consents; Approvals.  Except as set forth on Schedule 3.01(m), Contributing Member has obtained all material consents, approvals and authorizations necessary for the consummation by it of the transactions contemplated by this Agreement, the Conveyance Documents and the LLC Agreement.

(n)                                 Ordinary Course; No Destruction; No Material Adverse Effect.  Since July 1, 2002, (i) the Contributed Assets and the Entity Assets have been used and operated in the Ordinary Course, (ii) the Assumed Liabilities listed on Schedule 1.01(a) and Contributing Member’s and the Entities’ other liabilities have been incurred and paid in the Ordinary Course, (iii) Contributing Member’s and the Entities’ respective inventory and receivables have been acquired, maintained and/or collected in the Ordinary Course, (iv) no destruction of, or damage to, or loss of, any Contributed Asset or Entity Asset (whether or not insured) that has not been repaired or replaced in excess of $250,000 has occurred and (v) no event or occurrence that would result in a Material Adverse Effect or would reasonably be likely to result in a Material Adverse Effect has occurred.

(o)                                 HCS Nutritional Resources, L.L.C.  A certificate of cancellation has been filed with the Secretary of State of the State of Delaware to dissolve HCS Nutritional Resources, L.L.C., a joint venture between Central Soya and Cognis Corporation, and its operations have been wound up.

(p)                                 Books and Records.  Since July 1, 2002, Contributing Member and the Entities have maintained their respective books and records in the Ordinary Course and in accordance with the generally accepted accounting principles then in effect in their respective jurisdictions.

(q)                                 No Debt. Except as expressly referenced in Section 3.03 hereof, none of Entities has, and none of the Contributed Property or the Entity Assets are subject to, any existing and outstanding indebtedness.

Section 3.02                                Cooperation.

To the extent that any Permits, Claims, Warranties or contracts (including, but not limited to, any contracts listed as Contributed Assets in Section 2.01) relating to the ownership or use of any of the Contributed Assets or the Entity Assets (a) cannot be assumed by, or assigned or transferred to, the Company without the consent of another party or the satisfaction of some other condition, and such consent has not been obtained or condition satisfied as of the Effective Time or (b) require consent to any of the transactions contemplated hereunder (including, but not limited to, any change of control provisions with respect thereto) or the satisfaction of some other condition as a result of the transactions contemplated hereunder, each of the parties hereto agrees to use its commercially reasonable best efforts (including, but not limited to, cooperating with the other in any reasonable arrangement) to enable Contributing Member and its Affiliates to perform their obligations thereunder, and to provide for the Company and the Entities the benefits thereof, including without limitation, enforcement at reasonable cost, and for the account of the Company or the Entities (as the case may be), of any and all rights of any of Contributing Member or their Affiliates against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Contributing Member shall promptly pay to the Company or the Entities (as the case may be) all monies received by it or any of its Affiliates in connection with any of the foregoing.  The parties acknowledge and agree that the Bellevue Distribution Center Leases will be assigned as soon as the consent of the lessor thereunder has been obtained and that for the interim period the parties have entered into a sublease with respect to the Bellevue Distribution Center.

Section 3.03                                Cash.  Subject to the remaining clauses of this Section 3.03, the parties acknowledge and agree that immediately prior to Contributing Member entering into this Agreement, Contributing Member caused, to the extent permitted under Applicable Law, all of the cash collected and available to the Entities at the close of business on March 31, 2003 to be distributed.  Notwithstanding the foregoing, Contributing Member shall contribute to the Company on April 1, 2003 an amount equal to the estimated outstanding principal balance (and all accrued and unpaid interest thereon) at the close of business on March 31, 2003 of any indebtedness of the Entities to (i) Cereol S.A. or any Affiliate of Cereol S.A. pursuant to intercompany loans in effect at the close of business on March 31, 2003 and (ii) to any third parties in effect at the close of business on March 31, 2003 (the total amount of all such indebtedness, including accrued and unpaid interest thereon, the “Indebtedness” and the amount of such contribution, the “Cash Contribution”) ..  Within two (2) business days after the Effective Time the actual amount of the Indebtedness shall be determined and if the Cash Contribution is less than the actual Indebtedness Contributing Member shall promptly contribute an amount equal to the shortfall and if the Cash Contribution is more than the actual Indebtedness, the Company shall promptly pay such excess amount to Contributing Member.  Any payment to the Company or distribution from the Company in accordance with the preceding sentence shall be made in U.S. Dollars and the exchange rate shall be calculated utilizing the midrate exchange rates at the close of business on March 31, 2003 New York time as published by Bloomberg without regard to the exchange rate on the date the Indebtedness is paid.

Section 3.04                                Breach.  If the Company, Solae, LLC or any other Person directly or indirectly owned by the Company incurs or suffers any actual Damages arising out of or relating to any Breach, there shall be a special allocation to the Capital Account of Contributing Member pursuant to Section 3.3(k) of the LLC Agreement and Contributing Member shall make an Additional Capital Contribution pursuant to Section 3.3(v) of the LLC Agreement.  Notwithstanding the foregoing, if the Company, Solae, LLC or any other Person directly or indirectly owned by the Company incurs or suffers any Damages arising out of or relating to any Breach at a time at which Contributing Member is not a Member of the Company (a “Former Member Breach”), Contributing Member shall indemnify and hold harmless the Company, Solae, LLC and any other Person directly or indirectly owned by the Company from such actual Damages pursuant to Section 4.01(b) hereof.

Section 3.05                                HCS Inventory.  If the Company is unable, despite using its commercially reasonable efforts, to sell all of the inventory purchased by the Company from HCS Nutritional Resources, LLC within one (1) year following such purchase, Contributing Member shall pay to the Company an amount equal to the percentage of such inventory then remaining times $328,125.

Section 3.06                                Insurance.   Contributing Member shall provide or cause to be provided insurance for the Contributed Assets and the Entity Assets through Bunge’s existing Property/Business Interruption insurance until May 31, 2003, or adoption of new coverage for all of the Company’s assets, whichever is sooner.  The terms of such insurance shall include a deductible of $1,000,000.  The Company shall pay the first $1,000,000 of any property loss.  Contributing Member or its Affiliates shall charge the Company and the Company shall pay its allocable portion of Bunge’s existing property insurance.  Contributing Member will continue or cause to be continued Bunge’s existing marine coverage for the operations of the Contributed Assets and the Entity Assets until May 1, 2003.  The Company shall pay to Bunge its allocable portion of Bunge’s existing marine coverage.  The Company shall pay all amounts owing under this Section 3.06 to Contributing Member within fifteen (15) days of the Company’s receipt of an invoice therefor.

ARTICLE IV

SURVIVAL; INDEMNIFICATION; TAXES

Section 4.01                                Survival; Indemnification.

(a)                                  The covenants, agreements, representations and warranties of Contributing Member and the Company contained herein or in any certificate or other writing delivered pursuant hereto or in connection herewith and any indemnification obligations contained in this

Article IV shall survive for a period of three (3) years after the Effective Time; provided, however, that with respect to Tax matters, any covenants, agreements, indemnity obligations, representations or warranties shall survive until 180 days after the expiration of the applicable statutory period of limitations (giving effect to any waiver or extension thereof).  Notwithstanding the preceding, any indemnification obligations in respect of which indemnity may be sought under this Article IV shall survive the time at which it would otherwise terminate pursuant to such sentence if notice of such indemnification Claim shall have been given to the party against whom such indemnity may be sought, prior to such time.

(b)                                 Contributing Member hereby agrees to indemnify each Company Indemnitee against and agrees to hold it harmless from any and all actual Damages incurred or suffered by such Company Indemnitee arising out of or relating to any Former Member Liability.

(c)                                  Contributing Member hereby agrees to indemnify each Company Indemnitee (other than the Company, Solae, LLC or any Person directly or indirectly owned by the Company) against and agrees to hold it harmless from any and all actual Damages incurred or suffered by such Person arising out of or relating to any Excluded Liability, Breach or Former Member Liability.

To the extent that Contributing Member’s indemnification obligations set forth in this Section 4.01 may be unenforceable because they are violative of any Applicable Law or public policy, Contributing Member shall contribute the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all actual Damages incurred by the Indemnified Party.

Section 4.02                                Liability Threshold.

No indemnification shall be payable by Contributing Member as a result of a claim arising under Section 4.01 unless the aggregate amount of all such actual Damages thereunder exceeds an amount equal to $1,000,000, and then Contributing Member shall have liability for the full amount of such actual Damages.

Section 4.03                                Control of Litigation.

Each Person entitled to indemnification as provided under Section 4.01 (the “Indemnified Party”) shall give written notice (the “Claim Notice”) to Contributing Member of the assertion of any Claim or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 4.01 hereof and of any Damages which any such Indemnified Party deems to be within the scope of Section 4.01 within fifteen (15) days following such assertion, commencement or incurrence of Damages of which the Indemnified Party is actually aware and shall give Contributing Member such information with respect thereto as Contributing Member may reasonably request.  Contributing Member may, at its option and at its own expense, (a) participate in and (b) upon written notice to the Indemnified Party, within fifteen (15) days of receipt of the Claim Notice, assume the defense of, any such suit, action or proceeding; provided that (i) the counsel of Contributing Member is reasonably satisfactory to the Indemnified Party, (ii) Contributing Member shall consult with the Indemnified Party, upon the reasonable request of the Indemnified Party, from time to time with respect to such suit, action or proceeding and (iii) Contributing Member shall not settle or compromise any such suit, action or proceeding without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that if Contributing Member reasonably desires to settle or compromise and the Indemnified Party rejects such reasonable settlement or compromise, then the Indemnified Party shall be liable for any and all Damages in excess of the amount of the rejected reasonable settlement or compromise.  If Contributing Member assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Contributing Member.  Contributing Member shall be liable for the fees and expenses of counsel employed by the Indemnified Party with respect to any period during which Contributing Member has not assumed the defense of any such action or proceeding in respect of which indemnity is required hereunder; provided, however, that Contributing Member shall not be liable for the fees and expenses of more than one counsel employed by the Indemnified Party, in any jurisdiction, except that if the Indemnified Party has a conflict of interest with any other Indemnified Party, the Indemnified Party is entitled to have separate counsel at the expense of Contributing Member until such time as Contributing Member assumes the defense.  If Contributing Member does not assume the defense and the Indemnified Party assumes the defense thereof, (A) Contributing Member shall have the right (but not the duty) to participate in the defense thereof and employ counsel, at its own expense, (B) such Indemnified Party shall consult with Contributing Member, upon the reasonable request of Contributing Member, from time to time with respect to such suit, action or proceeding and (C) the Indemnified Party shall not settle or compromise any such suit, action or proceeding without the consent of Contributing Member, which consent shall not be unreasonably withheld.

Section 4.04                                Taxes.

(a)                                If, at anytime, the Company, Solae, LLC or any other Person directly or indirectly owned by the Company incurs or suffers any US Tax assessment with respect to any Taxes of Contributing Member or any of the Entities relating to or arising from any Pre-Effective Time Tax Period (a “US Tax Assessment”), there shall be a special allocation to the Capital Account of Contributing Member pursuant to Section 3.3(m) of the LLC Agreement and Contributing Member shall make an Additional Capital Contribution pursuant to Section 3.3(v) of the LLC Agreement.  Notwithstanding the foregoing, if the Company, Solae, LLC or any other Person directly or indirectly owned by the Company incurs or suffers any US Tax Assessment at a time at which Contributing Member is not a Member of the Company (a “Former Member US Tax Assessment”), Contributing Member shall indemnify and hold harmless the Company, Solae, LLC and any other Person directly or indirectly owned by the Company from such Former Member US Tax Assessment pursuant to Section 4.01(b) hereof.

(b)                                 If, at anytime, the Company, Solae, LLC or any other Person directly or indirectly owned by the Company incurs or suffers any Foreign Tax assessment with respect to any Taxes of Contributing Member or any of the Entities relating to or arising from any Pre-Effective Time Tax Period (a “Foreign Tax Assessment”), there shall be a special allocation to the Capital Account of Contributing Member pursuant to Section 3.3(o) of the LLC Agreement and Contributing Member shall make an Additional Capital Contribution pursuant to Section 3.3(v) of the LLC Agreement.  Notwithstanding the foregoing, if the Company, Solae, LLC or any other Person directly or indirectly owned by the Company incurs or suffers any Foreign Tax Assessment at a time at which Contributing Member is not a Member of the Company (a “Former Member Foreign Tax Assessment”), Contributing Member shall indemnify and hold harmless the Company, Solae, LLC and any other Person directly or indirectly owned by the Company from such Former Member Foreign Tax Assessment pursuant to Section 4.01(b) hereof.

(c)                                  If, at anytime, the Company, Solae, LLC or any other Person directly or indirectly owned by the Company receives any US Tax refund with respect to any Taxes of Contributing Member or any of the Entities relating to or arising from any Pre-Effective Time Tax Period (a “US Tax Refund”), there shall be a special allocation to the Capital Account of Contributing Member pursuant to Section 3.3(w) of the LLC Agreement and the Company shall make a cash distribution pursuant to Section 3.3(aa) of the LLC Agreement.  Notwithstanding the foregoing, if the Company, Solae, LLC or any other Person directly or indirectly owned by the Company receives any US Tax Refund at a time at which Contributing Member is not a Member of the Company, the Company shall promptly pay an amount equal to the US Tax Refund to Contributing Member.

(d)                                 If, at anytime, the Company, Solae, LLC or any other Person directly or indirectly owned by the Company receives any Foreign Tax refund with respect to any Taxes of Contributing Member or any of the Entities relating to or arising from any Pre-Effective Time Tax Period (a “Foreign Tax Refund”), there shall be a special allocation to the Capital Account of Contributing Member pursuant to Section 3.3(y) of the LLC Agreement and the Company shall make a cash distribution pursuant to Section 3.3(aa) of the LLC Agreement. Notwithstanding the foregoing, if the Company, Solae, LLC or any other Person directly or indirectly owned by the Company receives any Foreign Tax Refund at a time at which Contributing Member is not a Member of the Company, the Company shall promptly pay an amount equal to the Foreign Tax Refund to Contributing Member.

Section 4.05                                Transfer Taxes.

Contributing Member shall pay, or cause to be paid, all Taxes imposed on any transfers of the Contributed Assets or the Contributed Stock to the Company (the “Transfer Taxes”).  The Company shall pay, or cause to be paid, all Taxes imposed on any subsequent transfers of the Contributed Assets after the Effective Time (including, but not limited to, the Company’s transfer of the Contributed Assets to Solae, LLC).  If, at anytime, the Company, Solae, LLC or any other Person directly or indirectly owned by the Company incurs or suffers any Tax assessment with respect to any Transfer Taxes (a “Transfer Tax Assessment”), there shall be a special allocation to the Capital Account of Contributing Member pursuant to Section 3.3(m) of the LLC Agreement and Contributing Member shall make an Additional Capital Contribution pursuant to Section 3.3(v) of the LLC Agreement.  Notwithstanding the foregoing, if the Company, Solae, LLC or any other Person directly or indirectly owned by the Company incurs or suffers any Transfer Tax Assessment at a time at which Contributing Member is not a Member of the Company (a “Former Member Transfer Tax Assessment”), Contributing Member shall indemnify and hold harmless the Company, Solae, LLC and any other Person directly or indirectly owned by the Company from such Former Member Transfer Tax Assessment pursuant to Section 4.01(b) hereof.

Section 4.06                                Cooperation on Tax Matters.

Contributing Member and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Contributing Member agree to retain all books and records that are relevant to the determination of the Tax liabilities pertinent to the Contributed Assets, the Entity Assets or the Contributed Stock relating to any Pre-Effective Time Tax Period until the expiration of the applicable statute of limitations, and to abide by all records retention agreements entered into with any taxing authority.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.01                                Notices.

Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent by a nationally recognized overnight delivery service or by registered or certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by a nationally recognized overnight delivery service or by registered or certified mail, postage and charges prepaid, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Contributing Member:

Central Soya Company, Inc.

c/o Bunge Management Services

50 Main Street, 6th Floor

White Plains, NY 10606

Attention: Andrew J. Burke

Facsimile: (914) 684-3417

With a Copy to:

Legal Department

Bunge Management Services, Inc.

50 Main Street, 6th Floor

White Plains, NY 10606

Facsimile: (914) 684-3417

If to the Company:

Solae Holdings LLC

1034 Danforth Drive

St. Louis, Missouri 63102

United States of America

Facsimile: (314) 982-2461

Section 5.02                                Successors and Assigns and Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights hereunder may be assigned by any of the parties hereto without the prior written consent of the other party.

Section 5.03                                Construction.

It is the intent of the parties hereto that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

Section 5.04                                Headings.

The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.05                                Severability.

If any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 5.06                                Governing Law.

The laws of the State of Delaware, without application of the conflicts of laws principles thereof, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

Section 5.07                                Consent to Jurisdiction.

Each party hereto (a) irrevocably submits to the non-exclusive jurisdiction of any Delaware or Missouri State court or Federal court sitting in Wilmington, Delaware or St. Louis, Missouri in any action arising out of this Agreement, (b) agrees that all claims in such action may be decided in such court, (c) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, and (d) consents, to the fullest extent it may effectively do so, to the service of process by mail in accordance with Section 5.01 hereof.  A final non-appealable judgment of any such court shall be conclusive and may be enforced in other jurisdictions.

Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

Section 5.08                                Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY AND ALL RIGHTS TO IMMUNITY BY SOVEREIGNTY OR OTHERWISE IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 5.09                                Counterpart Execution.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become a binding Agreement when one or more of the counterparts have been signed by Contributing Member and the Company and delivered to the other party.

Section 5.10                                Specific Performance.

Each of the parties acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced.  Therefore, the rights and obligations of the parties under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. A party’s right to specific performance shall be in addition to all other legal or equitable remedies available to such party.

Section 5.11                                No Material Impairment.

No party hereto shall take any action that could materially impair such party’s ability to perform its duties or obligations under this Agreement.

Section 5.12                                Entire Agreement.

This Agreement including the exhibits, schedules, other documents and instruments referred to herein, together with the LLC Agreement and the Conveyance Documents, constitute the entire agreement among the parties hereto and their respective Affiliates and contain all of the agreements among such parties with respect to the subject matter hereof and thereof.  This Agreement supersedes any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof.

Section 5.13                                Waiver of Compliance; Consents.

Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be waived by the other party; provided, however, that any such waiver may be made only by a written instrument signed by the party granting such waiver and provided, further, that such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 5.13, with appropriate notice in accordance with Section 5.01 hereof.

Section 5.14                                Third Party Beneficiaries.

Each Member of the Company (other than Contributing Member or its transferees) shall be a third party beneficiary of this Agreement and, except as otherwise provided herein, shall be entitled to the benefits of the Company set forth herein.  Except as expressly provided herein, nothing in this Agreement is intended or shall be construed to confer upon any Person, other than the parties and their respective successors and permitted assigns, any rights, remedy or claim under or by reason of this Agreement or any provision contained herein.

Section 5.15                                Amendment and Modification.

This Agreement may be amended, modified or supplemented only by a written agreement of each of the parties hereto.

Section 5.16                                Schedules.

All Schedules attached hereto are hereby incorporated herein and made a part hereof as if set forth in full herein.

Section 5.17                                Inconsistency or Conflict.

In the event of any inconsistency or conflict between any provision of this Agreement and any provision of the Conveyance Documents, the provision of this Agreement shall govern. In the event of any inconsistency or conflict between any provision of this Agreement and any provision of the LLC Agreement, the provision of the LLC Agreement shall govern.

Section 5.18                                Expenses, Etc.

Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses (including all fees of counsel, actuaries and accountants) incurred by any party in connection with the negotiation and execution of this Agreement and the Conveyance Documents shall be borne by such party.

Section 5.19                                Further Assurances.

From time to time, at the request of any party hereto and without further consideration, the other party, at its own expense, will execute and deliver such other documents, and take such other action, as such party reasonably may request in order to consummate more effectively the transactions contemplated by this Agreement, the Conveyance Documents or the LLC Agreement and to vest in the Company good and marketable title to the Contributed Property.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CENTRAL SOYA COMPANY, INC.

By:	/s/ CENTRAL SOYA COMPANY, INC.
Name:
Title:

SOLAE HOLDINGS LLC

By:	/s/ SOLAE HOLDINGS LLC
Name:
Title:

Signature Page to Central Soya Contribution Agreement

Schedule 1.01(a)

Liabilities

Schedule 1.01(b)

Conveyance Documents

1.                    Special Warranty Deeds for the following real estate:

•                       Cook Road Fort Wayne, Indiana facility

•                       Gibson City, Illinois facility

•                       New Bremen, Ohio facility

•                       Remington, Indiana facility

2.                    General Instrument of Assignment for leases, contracts, permits and other authorizations and for the personal property at:

•                       Cook Road Fort Wayne, Indiana facility

•                       Gibson City, Illinois facility

•                       New Bremen, Ohio facility

•                       Remington, Indiana facility

•                       Bellevue, Ohio facility (only assets related to soy protein production and lecithin deoiling process)

3.                    Share Certificates (if any) with executed Stock Powers or Notarial Deeds (as the case may be) for the following companies:

•                       CS Denmark

•                       CS France

•                       SOGIP

•                       CS Germany

•                       CS Dominican

•                       Protomed

4.                    Assignment of Patents and Trademarks

5.                    Assignment of the following real estate leases:

•                       Lease with Universal Financial Services L.P. for the Bellevue, Ohio distribution warehouse

•                       Lease with Universal Financial Services L.P. for the Gibson City, Illinois distribution warehouse

6.                    Assignment of vehicle titles (if any)

7.                    Instrument of Assumption for the assumption of Assumed Liabilities

Schedule 1.01(c)

Certain Entity Assets

Aarhus, Denmark Facility

Bordeaux, France Facility

Central Soya’s European Lecithin Business

[ATTACH SCHEDULE]

Schedule 2.01(a)

Certain Contributed Assets

LOCATION/ASSET	COMMENTS
Bellevue, Ohio Facility	Excluding the common area and processing division assets, which include white flakes production and standard grade lecithin manufacturing equipment.

Gibson City, Illinois Facility	Readily marketable inventories, including soybeans, soybean meal and soybean oil, at Gibson City are not included as Contributed Assets.

New Bremen, Ohio Facility

Remington, Indiana Facility

Fort Wayne, Indiana – Cook Road Facility	Excluding lab equipment owned by the processing division and leased office furniture and equipment used by the processing division.

[ATTACH SCHEDULE]

Schedule 3.01(d)

Filings; Violations

Antitrust filings in the following countries:

United States

South Africa

Romania

Brazil

Hungary

Germany

Italy

Bulgaria

Ukraine

Austria

Ireland

Consent of Universal Financial Services, LP for Gibson City Distribution Center Lease

Consent of Universal Financial Services, LP for Bellevue Distribution Center Leases

Consent of Universal Financial Services, LP for (i) that certain Master Equipment Lease Agreement #30022-1 dated as of May 9,

1994, Supplement to Master Equipment Lease Agreement #30022-1 dated as of May 9, 1994, and multiple Certificates of Acceptance thereunder dated as of various dates, (ii) that certain Amended and Restated Equipment Lease Agreement #30004-1 dated as of March 30, 1998, Supplement to Amended and Restated Equipment Lease Agreement #30004-1 dated as of March 30, 1998, and Certificates of Acceptance No. 1 through No. 7 dated as of March 30, 1998 and No. 8 and No. 9 dated as of April 30, 1998, and (iii) that certain Equipment Lease Agreement #30075-1 dated as of August 27, 1998, Supplement to Equipment Lease Agreement #30075-1 dated as of August 27, 1998, and multiple Certificates of Acceptance thereunder dated as of various dates, as amended demising certain leased personal property, all as in the Leases more particularly described.

Consent of Sofiproteol to transfer the shares of SOGIP constituting part of the Contributed Stock.

Schedule 3.01(e)

Actions

Environmental Protection Agency Notice of Violation dated February 13, 2003 relating to the Gibson City, IL facility.

Schedule 3.01(g)

Taxes

None.

Schedule 3.01(j)

Intellectual Property

(iv)                              The Contributing Member is a joint owner with The University of Pennsylvania of the following patents:

U.S. PATENTS

TITLE	PATENT NUMBER	Issue Date
Method of Making Soybean Bowman-Birk Inhibitor Concentrate and Use of Same as a Human Cancer Preventative and Therapy	5,217,717	06/08/93
Bowman-Birk Inhibitor Product for Use as An Anticarcinogenesis Agent	5,338,547	08/16/94
Method of Inhibiting Radiation Induced Weight and Hair Loss	5,376,373	12/27/94
Bowman-Birk Inhibitor Concentrate Compositions and Methods for the Treatment of Pre-Malignant Tissue	5,505,946	04/09/96

(vi) FOREIGN PATENTS

TITLE	COUNTRY	PATENT NUMBER	ISSUE DATE
Novel Bowman-Birk Inhibitor Product for Use as An Anticarcinogenesis Agent	EPO (entered regional phase in France, Great Britain, Germany, Ireland and Italy)	0695188	06/06/01

(viii)                        Contributing Member has licensed on an exclusive basis all of its interests in the inventions covered by Patent No. 5,338,547; Patent No. 5,376,373; Patent No. 5,505,946; and Patent No. 0695188 to Protomed, Inc., a Delaware corporation having its principal office in Lake Forest, Illinois, under License Agreement dated November 1, 1996, for use of Bowman-Birk Inhibitor product as a diagnostic agent, pharmaceutical or nutraceutical for humans.

Schedule 3.01(m)

Consents and Approvals

Antitrust Approvals in the following countries:

Brazil

Hungary

Consent of Universal Financial Services, LP for Bellevue Distribution Center Leases

Consent of Sofiproteol to transfer the shares of SOGIP constituting part of the Contributed Stock.